Exhibit 3.1

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION OF TREE.COM, INC.

Tree.com, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: Article FIRST of the Amended and Restated Certificate of Incorporation of this corporation is hereby amended and replaced to read in its entirety as follows:

The name of the corporation is LendingTree, Inc. (the “Corporation”).

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment shall become effective in accordance with Section 103(d) of the General Corporation Law of the State of Delaware on January 1, 2015 at 12:01 A.M. (local time in Wilmington, Delaware).

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 16th day of December, 2014.

TREE.COM, INC.

By: /s/ Katharine F. Pierce__________________
Title: Senior Vice President, General Counsel & Corporate Secretary
Name: Katharine F. Pierce